Exhibit 99.1
Advance Auto Parts Reports Fourth Quarter and Full Year 2019 Results
Fourth Quarter Net Sales Increased 0.4% to $2.1B; Comparable Store Sales Increased 0.1%
Diluted EPS increased 86.5% to $1.38; Adjusted Diluted EPS increased 40.2% to $1.64

Full Year Net Sales Increased 1.3% to $9.7B; Comparable Store Sales Increased 1.1%
Operating Income Increased 12.1% to $677.2M; Adjusted Operating Income Increased 6.0% to $795.0M
Operating Cash Flow Increased 6.9% to $866.9M

RALEIGH, N.C., February 18, 2020 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, today announced its financial results for the fourth quarter and full year ended December 28, 2019.
“Advance once again delivered another quarter of net sales growth along with an acceleration of adjusted operating income growth amidst a challenging demand environment in Q4. Although sales growth was below our expectations, we grew adjusted operating margin by 106 basis points, which reinforces our team's commitment to delivering continuous, incremental improvement on the substantial margin expansion opportunity we have. In addition, our entire Advance team, including our network of Independent Carquest Partners, delivered net sales growth for the second consecutive year, which enabled us to make excellent progress on our long-term objectives," said Tom Greco, president and chief executive officer. "In particular, we ramped up investment in supply chain, eCommerce and technology, which will strengthen our customer value proposition in the future."

Fourth Quarter Highlights
Net sales increased 0.4% to $2.1B; Comparable store sales (a) increased 0.1%
Operating income increased 49.7% to $126.1M; Operating income margin expanded 197 bps to 6.0%
Adjusted operating income (a) increased 18.0% to $149.9M; Adjusted operating income margin expanded 106 bps to 7.1%
Diluted EPS increased 86.5% to $1.38; Adjusted Diluted EPS (a) increased 40.2% to $1.64
Acquired the DieHard® brand for $200.0 million utilizing cash on hand

Full Year 2019 Highlights
Net sales increased 1.3% to $9.7B; Comparable store sales (a) increased 1.1%
Operating income increased 12.1% to $677.2M; Operating income margin expanded 67 bps to 7.0%
Adjusted operating income (a) increased 6.0% to $795.0M; Adjusted operating income margin expanded 36 bps to 8.2%
Diluted EPS increased 19.4% to $6.84; Adjusted Diluted EPS (a) increased 14.9% to $8.19
Operating cash flow increased 6.9% to $866.9M; Free cash flow (a) decreased 3.3% to $596.8M
Returned $504.6M to stockholders through the Company's share repurchase program and dividends
(a) Comparable store sales exclude sales to independently owned Carquest locations. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

Fourth Quarter and Full Year 2019 Highlights
Net sales for the fourth quarter 2019 were $2.1 billion, a 0.4% increase versus the fourth quarter of the prior year. Comparable store sales for the fourth quarter 2019 increased 0.1%. For the full year 2019, Net sales were $9.7 billion, an increase of 1.3% from the full year 2018. Comparable store sales for the full year 2019 increased 1.1%.

Adjusted gross profit margin was 44.0% of Net sales in the fourth quarter 2019, a 19 basis point decrease from the fourth quarter of 2018. The primary drivers of the decrease were related to the impact of the LIFO accounting method and the planned headwind from customer incentive discounts, which were partially offset by lower material costs. The Company's GAAP Gross profit margin decreased to 44.0% from 44.1% in the fourth quarter of the prior year. Adjusted gross profit margin for the full year 2019 was 44.0%, a decrease of 12 basis points from the full year 2018. The Company's full year 2019 GAAP Gross profit margin decreased to 43.8% from 44.0% for the full year 2018.

Adjusted SG&A was 36.9% of Net sales in the fourth quarter 2019, an improvement of 125 basis points as compared to the fourth quarter of 2018. This was primarily driven by improvements in labor related costs and continued reduction in insurance claims. The Company's GAAP SG&A for the fourth quarter 2019 was 38.0% of Net sales compared to 40.1% in the same quarter of the prior year. For the full year 2019, Adjusted SG&A was 35.8%, an improvement of 48 basis points compared to the full year 2018. The Company's full year 2019 GAAP SG&A was 36.8% of Net sales compared to 37.7% for the full year 2018.

The Company's Adjusted operating income was $149.9 million in the fourth quarter 2019, an increase of 18.0% versus the fourth quarter of the prior year. Adjusted operating income margin improved to 7.1% of Net sales for the fourth quarter 2019, an increase of 106 basis points compared to the fourth quarter of the prior year. On a GAAP basis, the Company's Operating income was $126.1 million, an increase of 49.7% compared to the fourth quarter of the prior year. Operating income margin in the fourth quarter 2019 was 6.0% of Net sales, an increase of 197 basis points from the fourth quarter 2018. For full year 2019, Adjusted operating income was $795.0 million, an increase of 6.0% from the full year 2018. Adjusted operating income margin for the full year 2019 improved to 8.2% of Net sales, an increase of 36 basis points compared to the full year 2018. The Company's full year 2019 GAAP Operating income was $677.2 million, 7.0% of Net sales, an increase of 67 basis points compared to the full year 2018.

The Company's effective tax rate in the fourth quarter 2019 was 20.1%. The Company's Adjusted Diluted EPS was $1.64 for the fourth quarter 2019, an increase of 40.2% compared to the same quarter in the prior year. On a GAAP basis, the Company's Diluted EPS increased 86.5% to $1.38. The effective tax rate for the full year 2019 was 23.7%. The Company's Adjusted Diluted EPS was $8.19 for the full year 2019, an increase of 14.9% versus the full year 2018. The Company's Diluted EPS on a GAAP basis increased 19.4% to $6.84 year over year.

Operating cash flow was $866.9 million for the full year 2019 versus $811.0 million for the full year 2018, an increase of 6.9%. Free cash flow for the full year 2019 was $596.8 million, a decrease of 3.3% compared to the full year 2018.

53-Week 2020 Full Year Guidance
"We remain disciplined in our approach to executing on our strategic objectives and meeting our financial priorities in 2020. We know that we have continued work ahead of us, but have a dedicated team in place to continue the momentum to drive customer and shareholder value. With that in mind, we are pleased to announce our current year outlook, which is inclusive of the 53rd week we have in our fiscal year 2020," said Jeff Shepherd, executive vice president and chief financial officer.

The Company provided the following guidance ranges related to its 2020 outlook:

	2020 (a)
($ in millions)	Low	High
Net sales	$9,880	$10,100
Comparable store sales	0.0%	2.0%
Adjusted operating income margin (b)	8.4%	8.7%
Income tax rate	24%	26%
Capital expenditures	$275	$325
Free cash flow (b)	Minimum $600
(a) The Company's fiscal year ending January 2, 2021 consists of 53 weeks. As a result, with the exception of Comparable store sales, the financial outlook metrics provided include the contribution of the 53rd week, including an estimated $125 million to $150 million in Net sales and approximately 10 to 20 basis points of Adjusted operating income margin expansion.
(b) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2020 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Capital Allocation
On November 8, 2019 the Company's Board of Directors authorized an additional $700.0 million to the Company's $400.0 million share repurchase program. Under this share repurchase program, the Company repurchased 3.4 million shares of its common stock at an aggregate amount of $487.4 million for an average price of $144.23 per share. At the end of the fourth quarter of 2019, the Company had $890.8 million remaining under the share repurchase program.

On February 12, 2020, the Company's Board of Directors declared a quarterly cash dividend of $0.25 per share to be paid on April 3, 2020 to all stockholders of record as of March 20, 2020.

Investor Conference Call
The Company will detail its results for the fourth quarter and full year 2019 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, February 18, 2020. The webcast will be accessible via the Investor Relations page of the Company's website (ir.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (866) 209-9668 and referencing conference identification number 6092935. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 28, 2019, Advance operated 4,877 stores and 160 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,253 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook” or “estimate” or similar expressions. These forward-looking statements include, but are not limited to, key assumptions for future financial performance including net sales, store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of the Company; statements regarding enhancements to stockholder value, strategic plans or initiatives, growth or profitability, productivity targets; and all other statements that are not statements of historical facts. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about the Company's plans, strategies and prospects, which are based on information currently available as of the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the risk factors discussed in "Item 1a. Risk Factors" in the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission, for a discussion of factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside its control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 28, 2019 (a)	December 29, 2018 (b)

Assets

Current assets:
Cash and cash equivalents	$418,665	$896,527
Receivables, net	689,469	624,972
Inventories	4,432,168	4,362,547
Other current assets	155,241	198,408
Total current assets	5,695,543	6,082,454

Property and equipment, net	1,433,213	1,368,985
Operating lease right-of-use assets	2,365,325	—
Goodwill	992,240	990,237
Intangible assets, net	709,756	550,593
Other assets, net	52,448	48,379
	$11,248,525	$9,040,648

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,421,987	$3,172,790
Accrued expenses	535,863	623,141
Other current liabilities	519,852	90,019
Total current liabilities	4,477,702	3,885,950

Long-term debt	747,320	1,045,720
Noncurrent operating lease liabilities	2,017,159	—
Deferred income taxes	334,013	318,353
Other long-term liabilities	123,250	239,812
Total stockholders' equity	3,549,081	3,550,813
	$11,248,525	$9,040,648
(a) This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(b) The balance sheet at December 29, 2018 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2019 (a)	December 29, 2018 (a)	December 28, 2019 (a)	December 29, 2018 (b)

Net sales	$2,112,614	$2,105,072	$9,709,003	$9,580,554
Cost of sales	1,183,845	1,176,429	5,454,257	5,361,141
Gross profit	928,769	928,643	4,254,746	4,219,413
Selling, general and administrative expenses	802,630	844,391	3,577,566	3,615,138
Operating income	126,139	84,252	677,180	604,275
Other, net:
Interest expense	(7,836)	(12,975)	(39,898)	(56,588)
Other income (expense), net	1,736	(1,421)	464	7,577
Total other, net	(6,100)	(14,396)	(39,434)	(49,011)
Income before provision for income taxes	120,039	69,856	637,746	555,264
Provision for income taxes	24,132	16,415	150,850	131,417
Net income	$95,907	$53,441	$486,896	$423,847

Basic earnings per share	$1.39	$0.74	$6.87	$5.75
Average shares outstanding	69,262	72,906	70,869	73,728

Diluted earnings per share	$1.38	$0.74	$6.84	$5.73
Average diluted shares outstanding	69,570	73,254	71,165	73,991
(a) These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.
(b) The condensed consolidated statement of operations for the year ended December 29, 2018 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Fifty-Two Weeks Ended
	December 28, 2019 (a)	December 29, 2018 (b)

Cash flows from operating activities:
Net income	$486,896	$423,847
Depreciation and amortization	238,371	238,184
Share-based compensation	37,438	27,760
Provision for deferred income taxes	23,148	15,956
Other non-cash adjustments to Net income	19,108	18,151
Net change in:
Receivables, net	(62,837)	(21,471)
Inventories	(63,130)	(206,125)
Accounts payable	245,785	285,493
Accrued expenses	(72,288)	93,940
Other assets and liabilities, net	14,418	(64,707)
Net cash provided by operating activities	866,909	811,028
Cash flows from investing activities:
Purchases of property and equipment	(270,129)	(193,715)
Purchase of an indefinite-lived intangible asset	(201,519)	—
Proceeds from sales of property and equipment	8,709	1,888
Net cash used in investing activities	(462,939)	(191,827)
Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(59,339)	32,014
Redemption on senior unsecured note	(310,047)	—
Dividends paid	(17,185)	(17,819)
Proceeds from the issuance of common stock	3,334	3,200
Repurchases of common stock	(498,435)	(281,354)
Other, net	(481)	44
Net cash used in financing activities	(882,153)	(263,915)
Effect of exchange rate changes on cash	321	(5,696)

Net (decrease) increase in cash and cash equivalents	(477,862)	349,590
Cash and cash equivalents, beginning of period	896,527	546,937
Cash and cash equivalents, end of period	$418,665	$896,527
(a) This preliminary condensed consolidated statement of cash flows has been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but does not include the footnotes required by GAAP.
(b) The condensed consolidated statement of cash flows for the year ended December 29, 2018 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures
The Company's financial results include certain financial measures not derived in accordance with GAAP. Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing operating performance, financial position or cash flows. Management presented these non-GAAP financial measures as they believe that the presentation of its financial results that exclude (1) transformation expenses under our strategic business plan; (2) non-operational expenses associated with the integration of General Parts International, Inc. (“GPI”) and store closure and consolidation; (3) non-cash amortization related to the acquired GPI intangible assets; (4) other non-recurring adjustments; and (5) nonrecurring impact of the U.S. Tax Cuts and Jobs Act (the “Act”), is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the Company have determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses - The Company expects to recognize a significant amount of transformation expenses over the next several years as it transitions from integration of our Advance Auto Parts and Carquest US businesses to a plan that involves a more holistic and integrated transformation of the entire Company, including Worldpac and Autopart International. These expenses will include, but are not limited to, restructuring costs, store closure costs and third-party professional services and other significant costs to integrate and streamline the Company's operating structure across the enterprise. The Company is focused on several areas throughout Advance, such as supply chain and information technology.

GPI Integration and Store Closure and Consolidation Expenses - The multi-year plan to integrate the operations of GPI that the Company acquired in 2014 with Advance Auto Parts substantially ended in 2018. Due to the size of this acquisition, the Company considered these expenses to be outside of its base business. Management believed providing additional information in the form of non-GAAP measures that excluded these costs was beneficial to the users of its financial statements in evaluating the operating performance of its base business and the sustainability once the integration was complete. In addition to integration expenses, the Company incurred store closure and consolidation expenses that consisted of expenses associated with plans to convert and consolidate the Carquest stores acquired from GPI. While periodic store closures are common, these closures represented a significant program outside of the Company's typical market evaluation process. The Company believes it was useful to provide additional non-GAAP measures that excluded these costs to provide investors greater comparability of its base business and core operating performance.

GPI Amortization of Acquired Intangible Assets — As part of our acquisition of GPI, we obtained various intangible assets, including customer relationships, non-compete contracts and favorable leases agreements, which we expect to be subject to amortization through 2025.

U.S. Tax Reform - On December 22, 2017, the Act was signed into law. The Act amends the Internal Revenue Code of 1986 by, among other things, permanently lowering the corporate tax rate to 21% from the existing maximum rate of 35%, implementing a territorial tax system and imposing a one-time repatriation tax on deemed repatriated earnings of foreign subsidiaries. During the third quarter of 2018, and in conjunction with the completion of our 2017 U.S. income tax return, the Company identified a change in estimate, in accordance with Staff Accounting Bulletin No. 118, to amounts previously estimated for the remeasurement of the net deferred tax liability and nonrecurring repatriation tax on accumulated earnings foreign subsidiaries. The Company's analysis under Staff Accounting Bulletin No. 118 is complete.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands, except per share data)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income (GAAP)	$95,907	$53,441	$486,896	$423,847
Cost of sales adjustments:
Transformation expenses	73	854	3,345	6,740
Other adjustment (a)	—	—	13,010	—
SG&A adjustments:
GPI integration and store closure and consolidation expenses	—	2,654	—	7,360
GPI amortization of acquired intangible assets	6,343	8,750	27,500	38,018
Transformation expenses	17,325	30,542	73,958	93,767
Other income adjustment (b)	—	—	10,756	—
Provision for income taxes on adjustments (c)	(5,935)	(10,700)	(32,142)	(36,274)
Impact of the Act	$—	$—	$—	$(5,665)
Adjusted net income (Non-GAAP)	$113,713	$85,541	$583,323	$527,793

Diluted earnings per share (GAAP)	$1.38	$0.74	$6.84	$5.73
Adjustments, net of tax	0.26	0.43	1.35	1.40
Adjusted EPS (Non-GAAP)	$1.64	$1.17	$8.19	$7.13

(a)	During the sixteen weeks ended April 20, 2019, the Company made an out-of-period correction, which increased Cost of sales by $13.0 million, related to received not invoiced inventory.

(b)
During the sixteen weeks ended April 20, 2019, the Company incurred charges relating to a make-whole provision and debt issuance costs of $10.1 million and $0.7 million resulting from the early redemption of its 2020 senior unsecured notes.

(c)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Gross profit (GAAP)	$928,769	$928,643	$4,254,746	$4,219,413
Gross profit adjustments	73	854	16,355	6,740
Adjusted gross profit (Non-GAAP)	$928,842	$929,497	$4,271,101	$4,226,153

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
SG&A (GAAP)	$802,630	$844,391	$3,577,566	$3,615,138
SG&A adjustments	(23,668)	(41,946)	(101,458)	(139,145)
Adjusted SG&A (Non-GAAP)	$778,962	$802,445	$3,476,108	$3,475,993

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Operating income (GAAP)	$126,139	$84,252	$677,180	$604,275
Cost of sales and SG&A adjustments	23,741	42,800	117,813	145,885
Adjusted operating income (Non-GAAP)	$149,880	$127,052	$794,993	$750,160

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Fifty-Two Weeks Ended
(In thousands)	December 28, 2019	December 29, 2018
Cash flows from operating activities	$866,909	$811,028
Purchases of property and equipment	(270,129)	(193,715)
Free cash flow	$596,780	$617,313

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the Company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the Company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	December 28, 2019	December 29, 2018
Total debt	$747,320	$1,045,930
Add: Operating lease liabilities (a)	2,495,141	2,425,325
Adjusted debt	3,242,461	3,471,255

Operating income	677,180	604,275
Adjustments (b)	101,239	107,867
Depreciation and amortization	238,371	238,184
Adjusted EBITDA	1,016,790	950,326
Rent expense	552,027	553,377
Share-based compensation	37,438	27,760
Adjusted EBITDAR	$1,606,255	$1,531,463

Adjusted Debt to Adjusted EBITDAR (c)	2.0	2.3

(a)
On December 30, 2018, the Company recorded operating lease liabilities of $2.4 billion upon adoption of Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-2”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements. As of December 28, 2019, $2.5 billion of operating lease liabilities were recorded in the Company's condensed consolidated balance sheet.

(b)	The adjustments to the four quarters ended December 28, 2019 and December 29, 2018 represent transformation, GPI integration and store closure and consolidation expenses.

(c)
Ratio is derived by utilizing the operating lease liabilities recorded by the Company upon adoption of ASU 2016-02 rather than utilizing estimated capitalized lease obligations (six times rent expense), which were $3.3 billion as of December 28, 2019 and December 29, 2018. For comparability purposes, the Adjusted Debt to Adjusted EBITDAR ratio calculated using the historical estimated capitalized lease obligations would be 2.5 and 2.9 as of December 28, 2019 and December 29, 2018.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:
During the fifty-two weeks ended December 28, 2019, 26 stores and branches were opened and 98 were closed or consolidated, resulting in a total of 5,037 stores and branches as of December 28, 2019, compared to a total of 5,109 stores and branches as of December 29, 2018.